UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2010

Cole Credit Property Trust III, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-149290	26-1846406
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 1, 2010, Cole Credit Property Trust III, Inc (the “Company”), through certain of its wholly-owned subsidiaries, (collectively with the Company, the “Borrowers”) entered into loan agreements with The Royal Bank of Scotland PLC and RCG LV Debt IV REIT, L.P. (collectively the “Lenders”), in the aggregate principal amount of $74.9 million (the “Loans”).  The Loans are collateralized by the Borrowers’ direct and indirect interests in 43 single-tenant commercial properties owned by the Borrowers with an aggregate purchase price of approximately $133.3 million.

The Loans bear interest at a weighted average fixed rate of 5.49% per annum and principal and interest payments are due monthly, with any remaining principal amounts due on the maturity date, April 11, 2015.  The Loans are expected to be securitized and the interest rate may increase or decrease, one time at securitization, on or before April 29, 2010.

The Borrowers generally do not have the right to prepay the Loans in whole, or in part, prior to April 11, 2011.  The Loans contain certain yield maintenance provisions, which would apply if the Borrowers prepay the Loans, in whole or in part, subsequent to April 11, 2011, but prior to October 12, 2014.  There is no prepayment premium due if the Borrowers prepay the Loans on or subsequent to October 12, 2014. The Loans are non-recourse to the Borrowers, but each is liable for customary non-recourse carve-outs.  The Loans contain customary financial, affirmative and negative covenants.

Upon the occurrence of an event of default, interest on the Loans will accrue at an annual default interest rate equal to the lesser of 4% above the respective interest rate per annum or the highest rate permitted by the applicable law governing the Loans and any outstanding principal and interest is payable on demand at the Lenders’ discretion.

In connection with the Loans, the Company paid its advisor, Cole REIT Advisors III, LLC, a financing coordination fee equal to $749,000.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 7, 2010	COLE CREDIT PROPERTY TRUST III, INC.
	By:	/s/ D. Kirk McAllaster, Jr.
	Name:	D. Kirk McAllaster, Jr.
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial Officer)